URGENT NOTICE
                                -------------

September 18, 1997

Dear Nomura Pacific Basin Fund, Inc. Shareholder:

The Special Meeting of Shareholders of the Nomura Pacific Basin Fund, Inc. is scheduled to be held on September 24, 1997, and we have attempted to contact you by telephone to discuss the important meeting agenda. To date we have been unable to reach you by phone.

It is extremely important that we discuss this critical Special Meeting and the events surrounding it with you. We would appreciate it if you would take a moment and please call during business hours, our proxy solicitor, Corporate Investor Communications, Inc. (CIC) at (888) 881-0523.

YOUR VOTE IS IMPORTANT, NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE.

Thank you for your interest in the affairs of the Nomura Pacific Basin Fund, Inc. I appreciate your cooperation.

                              On behalf of the Board of Directors,



                              Haruo Sawada
                              President